TEMA ETF Trust 485BPOS

Exhibit 99.(i)

June 29, 2026

Tema ETF Trust
1919 M Street, N.W., Suite 700
Washington, D.C. 20036

Dear Board Members:

A legal opinion (the “Legal Opinion”) that we prepared with respect to the Registrant was filed with the Securities and Exchange Commission as Exhibit (i) to Post-Effective Amendment No. 156 to the Tema ETF Trust’s Registration Statement on Form N-1A (File Nos. 333-267188 and 811-23823), via EDGAR Accession No. 0001999371-26-013659 on June 29, 2026.

We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 157 under the Securities Act of 1933 (Amendment No. 160 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very Truly Yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP